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                        [DAVIDSON & COMPANY LETTERHEAD]

February 14, 2000

SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street N.W.
Washington, DC
USA 20549

Dear Sir or Madam:

RE: NETMEASURE, TECHNOLOGY, INC.
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We are in agreement with the statements made in the Registration Statement of
NetMeasure, Technology, Inc. concerning the change of accountants.

Yours truly,

[SIG]

W.G. DAVIDSON, C.A.